Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS THIRD QUARTER 2009 RESULTS
Lake Forest, IL, October 19, 2009 — Packaging Corporation of America (NYSE: PKG) today reported third quarter 2009 net income of $73 million, or $0.71 per share. Third quarter earnings included income of $48 million, or $0.46 per share, from alternative fuel mixture tax credits for the period from July 1, 2009 through September 30, 2009. Net sales for the third quarter were
$554 million compared to $621 million in the third quarter of 2008.
Excluding income from alternative fuel mixture tax credits, net income was $25 million, or
$0.25 per share, versus third quarter 2008 net income of $38 million, or $0.37 per share. This $0.12 per share decrease in earnings, compared to last year, was driven by the downturn in the economy which lowered containerboard and corrugated products price and mix ($0.19), and volume ($0.06). These items were partially offset by lower costs for transportation ($0.05), energy ($0.05), recycled fiber ($0.02) and chemicals ($0.02).
Net income for the first nine months of 2009 was $207 million, or $2.03 per share, and excluding alternative fuel mixture tax credits, earnings were $80 million, or $0.78 per share, compared to $105 million, or $1.01 per share, in 2008. Year-to-date net sales were $1.62 billion compared to $1.81 billion in 2008.
Corrugated products shipments were down 4.8% and outside sales of containerboard were down about 6% compared to last year’s third quarter. Containerboard production was 588,000 tons after taking approximately 30,000 tons of market-related downtime. PCA ended the quarter with containerboard inventories about 8,000 tons lower than the second quarter.
Paul T. Stecko, Chairman and CEO of PCA, said, “Business conditions continued to improve with our corrugated products shipments up 1.5%, or 6,000 tons, and containerboard sales up 24%, or 24,000 tons, over the second quarter. This allowed us to increase mill operating rates to 95% and cut our market-related downtime in half, compared to the second quarter, while at the same time, reducing our containerboard inventories. While we continued to benefit from lower input costs, lower sales prices more than offset this benefit which reduced earnings.”
“Looking ahead to the fourth quarter,” Mr. Stecko added, “we expect lower volume due to three less shipping days along with normal seasonality. Prices are expected to be lower as a result of previously published containerboard price changes, and wood costs and energy usage are expected to be higher with colder and wetter weather. Considering these items, and excluding any income from alternative fuel mixture tax credits, we currently estimate our fourth quarter earnings at about $0.13 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.4 billion in 2008. PCA operates four paper mills and 68 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 3rd Quarter 2009 Earnings Conference Call

WHEN:	Tuesday, October 20, 2009 10:00 a.m. Eastern Time

NUMBER:	(866) 814-1919 (U.S. and Canada) or (703) 639-1363 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 20, 2009 1:00 p.m. Eastern Time through November 3, 2009 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 258-7854 (U.S. and Canada) or (703) 925-2490 (International) Passcode: 1402784
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended Sept. 30,
(in millions, except per share data)	2009	2008
Net sales	$553.5	$620.8
Cost of sales	(443.0)	(488.7)

Gross profit	110.5	132.1
Selling and administrative expenses	(44.2)	(44.8)
Corporate overhead	(13.2)	(16.1)
Other income (expense), net	43.2	(2.5)

Income before interest and taxes	96.3	68.7
Interest expense, net	(8.9)	(8.1)

Income before taxes	87.4	60.6
Provision for income taxes	(14.7)	(22.5)

Net income	$72.7	$38.1

Earnings per share:
Basic	$0.71	$0.37

Diluted	$0.71	$0.37

Basic common shares outstanding	101.7	102.6
Diluted common shares outstanding	102.5	103.6

Supplemental financial information:
Capital spending	$18.3	$32.6
Cash balance	$224.3	$148.0

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Nine Months Ended Sept. 30,
(in millions, except per share data)	2009	2008

Net sales	$1,615.3	$1,814.4
Cost of sales	(1,276.3)	(1,437.0)

Gross profit	339.0	377.4
Selling and administrative expenses	(130.3)	(131.9)
Corporate overhead	(42.1)	(44.5)
Other income (expense), net	115.0	(11.0)

Income before interest and taxes	281.6	190.0
Interest expense, net	(26.5)	(22.5)

Income before taxes	255.1	167.5
Provision for income taxes	(47.9)	(62.1)

Net income	$207.2	$105.4

Earnings per share:
Basic	$2.04	$1.02

Diluted	$2.03	$1.01

Basic common shares outstanding	101.5	103.1
Diluted common shares outstanding	102.3	104.0

Supplemental financial information:
Capital spending	$68.6	$98.3